UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


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                                 SCHEDULE 13G





                   Under the Securities Exchange Act of 1934
                         (Amendment No. ___________________)*


                    	AG SERVICES OF AMERICA INC.
             -----------------------------------------------------
                                (Name of Issuer)

                 		COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                   		001250109
             -----------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[] Rule 13d-1(c)
[] Rule 13d-1(d)



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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  001250109



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       INGALLS & SNYDER LLC
	13-5156620




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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)  [  ]
         (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


      NEW YORK STATE

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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES          0
BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH           0

   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH           0
--------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                   341,767
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

341,767  (See Item 6)
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.2%   (see Item 6)
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


BD
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Item 1.     (a)   Name of Issuer:

                 	AG SERVICES OF AMERICA INC.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                	1309 TECHNOLOGY PARKWAY
			CEDAR FALLS, IA	50613
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                  INGALLS & SNYDER LLC
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  61 BROADWAY, NEW YORK, NY 10006
                  --------------------------------------------------------------
            (c)   Citizenship:
                               NY STATE
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                  		COMMON STOCK
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                                001250109
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 240.13d-(1), or 13d-2(b) or (c), check whether the person filing is a:

            (a)   [X]   Broker or Dealer  registered under Section  15 of  the
                        Act, (15 U.S.C 78o)

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the
			Act, (15 U.S.C 78c)

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act, (15 U.S.C 78c)

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act of 1940 (15 U.S.C 80a-8)

            (e)   []   Investment Adviser in accordance with Section
			240.13d-1(b)(1)(ii)(E)

            (f)   [ ]   Employee Benefit Plan or endowment fund in accordance
			to Section 240.13d-1(b)(ii)(F)

            (g)   [ ]   A parent holding company or control person in
			accordance with Section 240.13d-1(b)(1)(ii)(G)


	    (h)   [ ]   A savings associations as defined in Section 3(b) of the
			Federal Deposit Insurance Act (12 U.S.C 1813)

	    (i)	  [ ]	A church plan that is excluded from the definition of an
			investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C 80a-3)

	    (j)   [ ] 	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)



Item 4.     Ownership.

            (a) Amount beneficially owned: 341,767---(see Item 6)-----------,

            (b) Percent of class: 6.2%------(see Item 6)--------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote
	0---(see Item 6)--,

                  (ii) Shared power to vote or to direct the vote
	0  ---(see Item 6)---,

                  (iii) Sole power to dispose or to direct the disposition of 0---(see Item 6)-----,


                  (iv) Shared power to dispose or to direct the disposition of 341,767 --(see Item 6)-----



Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
		INAPPLICABLE

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

Leslie Goldstein ("Goldstein"), a director of Ingalls & Snyder LLC ("I&S"), in a separate schedule 13G dated January 9, 2003, has reported beneficial ownership of 13.1% of the common shares of this issuer. This reported percentage of ownership includes the 341,767 shares reported in this schedule.

Goldstein, by virtue of discretionary dispositive power granted him by certain clients of I&S, shares dispositive power over the aforementioned 341,767 shares.
Goldstein personally owns 212,000 common shares of this security and shares both dispositive and voting power with his wife, Roslyn Goldstein, over 95,005 such shares owned by The Leslie Goldstein and Roslyn Goldstein Foundation.

The foregoing shares, in the aggregate, constitute the 13.1% beneficially owned shares reported in Goldstein's aforementioned schedule 13G dated
January 9, 2003.



Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

		INAPPLICABLE

Item 8.     Identification and Classification of Members of the Group.

		INAPPLICABLE

Item 9.     Notice of Dissolution of Group.

		INAPPLICABLE


Item 10.    Certification.



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 1/9/03

INGALLS & SNYDER LLC
BY:

----------------------------------
                      (Signature)*
Edward H. Oberst

Managing Director
----------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).